February 15, 2007

Ms. Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Fevence LLP
1065 Avenue of the Americas 21st floor
New York, New York
10018

Attention: Ms. Marcelle S. Balcombe, Esq.

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation of Cintel Corp. financial statements for the years ended December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 filed with SEC on February 9, 2007, by reference in the Registration Statement of Cintel Corp. on Form S-8 relating to the registration of 5,000,000 common stocks for 2004 compensation plan for employee and outside consultants, as amended.

Yours very truly,

SF Partnership, LLP